UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2020 (October 26, 2020)

Academy Sports and Outdoors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39589	85-1800912
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 North Mason Road

Katy, Texas 77449

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (281) 646-5200

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Senior Secured Notes

On November 6, 2020, Academy, Ltd. (“Academy”), a wholly-owned subsidiary of Academy Sports and Outdoors, Inc. (the “Company”), issued $400.0 million aggregate principal amount of its 6.000% Senior Secured Notes due 2027 (the “Notes”) pursuant to an indenture, dated as of November 6, 2020 (the “Indenture”), by and among Academy, the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (in such capacity, the “Notes Collateral Agent”). The Notes were sold in the United States to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The Notes will be fully and unconditionally guaranteed on a senior secured basis by each of New Academy Holding Company, LLC, Associated Investors L.L.C. and Academy Managing Co., L.L.C., each a direct or indirect, wholly-owned subsidiary of the Company (collectively, the “Guarantors”), and each of Academy’s future wholly-owned domestic restricted subsidiaries, to the extent such subsidiary guarantees Academy’s senior secured credit facilities or certain capital markets debt.

In order to secure the Notes and the guarantees, Academy and the Guarantors entered into certain security documents with the Notes Collateral Agent, including a security agreement and a pledge agreement, each dated as of November 6, 2020. The Notes and the guarantees will be secured by (i) a first-priority lien on all of Academy’s and the Guarantors’ personal property that secure the Term Loan Facility (as defined below) on a first-priority basis and (ii) a second-priority lien on Academy’s and the Guarantors’ personal property consisting of accounts and all other rights to payment, inventory, tax refunds, cash, deposit accounts, securities and commodities accounts, and documents and supporting obligations, securing the ABL Facility (as defined below) on a first-priority basis and the Term Loan Facility on a second-priority basis (the “ABL Priority Collateral”). On November 6, 2020, (i) Academy, the Guarantors party thereto, the Notes Collateral Agent, the Term Loan Agent (as defined below) and the several other parties named therein entered into a first lien intercreditor agreement as to the relative priorities of their respective security interests in the assets securing the Notes and the Term Loan Facility and certain other matters relating to the administration of security interests and (ii) the Notes Collateral Agent, the Term Loan Agent and the ABL Agent (as defined below) entered into a lien sharing and priority confirmation joinder to the ABL Intercreditor Agreement, dated as of July 2, 2015, as to the relative priorities of their respective security interests in the assets securing the Notes, the Term Loan Facility and the ABL Facility and certain other matters relating to the administration of security interests.

The Notes will mature on November 15, 2027. The Notes will pay interest semi-annually in arrears in cash on May 15 and November 15 of each year at a rate of 6.000% per year, commencing on May 15, 2021.

On or after November 15, 2023, Academy may, at its option and on one or more occasions, redeem all or a part of the Notes at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. At any time prior to November 15, 2023, Academy may, at its option and on one or more occasions, redeem all or part of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, plus a “make-whole” premium as described in the Indenture. In addition, at any time prior to November 15, 2023, Academy may, at its option and on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 106.000% of the aggregate principal amount thereof, with an amount equal to or less than the net cash proceeds from one or more equity offerings to the extent such net cash proceeds are received by or contributed to Academy, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

Upon the occurrence of certain events constituting a Change of Control (as defined in the Indenture), Academy will be required to make an offer to repurchase all of the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture contains certain covenants that limit the ability of Academy and its restricted subsidiaries to, among other things, (i) incur or guarantee additional indebtedness or issue disqualified stock and preferred stock; (ii) incur liens on assets; (iii) pay dividends or make other distributions in respect of, or repurchase or redeem, their capital stock; (iv) prepay, redeem or repurchase certain debt; (v) make certain loans, investments or other restricted payments; (vi) engage in certain transactions with affiliates; (vii) enter into agreements restricting certain subsidiaries’ ability to pay dividends; and (viii) sell or transfer certain assets or merge or consolidate, in each case subject to certain exceptions and qualifications set forth in the Indenture.

The Indenture provides for events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest, breach of other agreements in respect of the Notes, acceleration of certain other indebtedness, failure to pay certain final judgments, failure of certain guarantees to be enforceable, failure to perfect certain collateral securing the Notes and certain events of bankruptcy or insolvency, which events of default, if any occur, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding Notes to be due and payable immediately.

Amended and Restated Term Loan Agreement

On November 6, 2020, Academy, as borrower, and the Guarantors, as guarantors, entered into the Second Amended and Restated Credit Agreement (the “Amended and Restated Term Loan Agreement”), with Credit Suisse AG, Cayman Island Branch (“Credit Suisse”), as the administrative agent and collateral agent (the “Term Loan Agent”), the several lenders from time to time parties thereto and the several other parties named therein, which Amended and Restated Term Loan Agreement established a new $400.0 million first lien term loan facility (the “Term Loan Facility”).

The Term Loan Facility will mature on November 6, 2027. The Term Loan Facility bears interest, at Academy’s election, at either (1) LIBOR rate with a floor of 0.75%, plus a margin of 5.00%, or (2) a base rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) Credit Suisse’s “prime rate”, or (c) the one-month LIBOR rate plus 1.00%, plus a margin of 4.00%. Quarterly principal payments of approximately $1.0 million are required through September 30, 2027, with the balance due in full on the maturity date of November 6, 2027. The terms and conditions of the Term Loan Facility also require that outstanding loans under the Term Loan Facility are prepaid under certain circumstances.

The Term Loan Facility will be guaranteed by the Guarantors on a senior secured basis. All obligations under the Term Loan Facility and the guarantees of those obligations will be secured by (i) a second-priority security interest in the ABL Priority Collateral and (ii) a first-priority security interest in, and mortgages on, substantially all present and after acquired tangible and intangible assets of Academy and the Guarantors and a first-priority pledge of 100% of the capital stock of Academy and its domestic subsidiaries and 66% of the voting capital stock of each of Academy’s foreign subsidiaries, if any, that are directly owned by Academy or a future U.S. guarantor, if any.

The Amended and Restated Term Loan Agreement contains certain covenants that limit the ability of Academy and its restricted subsidiaries to, among other things, (i) incur or guarantee additional indebtedness or issue disqualified stock and preferred stock; (ii) incur liens on assets; (iii) pay dividends or make other distributions in respect of, or repurchase or redeem, their capital stock; (iv) prepay, redeem or repurchase certain debt; (v) make certain loans, investments or other restricted payments; (vi) engage in certain transactions with affiliates; (vii) enter into agreements restricting certain subsidiaries’ ability to pay dividends; (viii) sell or transfer certain assets or merge or consolidate and (ix) amend material documents, in each case subject to certain exceptions and qualifications set forth in the Amended and Restated Term Loan Agreement.

The Amended and Restated Term Loan Agreement contains customary events of default including, but not limited to, failure to pay principal or interest, breaches of representations and warranties, violations of affirmative or negative covenants, cross-defaults to other material indebtedness, a bankruptcy or similar proceeding, rendering of certain monetary judgments, invalidity of collateral documents and changes of control.

Amendment to ABL Credit Agreement

On November 6, 2020, Academy, as borrower, and the Guarantors, as guarantors, entered into an amendment (the “ABL Amendment”) to the First Amended and Restated ABL Credit Agreement, dated as of July 2, 2015, with JPMorgan Chase Bank, N.A. as the administrative agent and collateral agent, letter of credit issuer and swingline lender (the “ABL Agent”) and the several lenders party thereto, which ABL Amendment, among other things, extended the maturity of Academy’s asset-based revolving credit facility thereunder (the “ABL Facility”) to November 6, 2025.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Indenture, the Amended and Restated Term Loan Agreement and the ABL Amendment, copies of which are attached hereto as Exhibits 4.1, 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 concerning the Indenture, the Notes, the guarantees thereof and the Amended and Restated Term Loan Agreement is hereby incorporated into this Item 2.03.

Item 8.01	Other Events.

Senior Secured Notes Offering

On October 26, 2020, the Company issued a press release announcing Academy’s intent to offer, subject to market and other conditions, the Notes in a private offering. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On October 28, 2020, the Company issued a press release announcing the pricing of Academy’s private offering of the Notes. The full text of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Repayment of Existing Term Loans

On November 6, 2020, Academy used the net proceeds from the Notes and the net proceeds from the Term Loan Facility, together with cash on hand, to repay in full its existing term loans, in the amount of $1,434.0 million in the aggregate, and to pay the related fees and expenses.

IPO Over-Allotment Exercise

On November 3, 2020, the Company issued and sold 1,807,495 shares of the Company’s common stock, par value $0.01 per share, for cash consideration of $12.22 per share (representing an initial public offering price of $13.00 per share, net of underwriting discounts) to a syndicate of underwriters led by Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives, resulting in approximately $22.1 million in net proceeds, pursuant to the partial exercise by the underwriters of their option to purchase up to 2,343,750 additional shares to cover over-allotments, if any, in connection with the Company’s initial public offering. The option has expired with respect to the remaining shares.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of November 6, 2020, by and among Academy, Ltd., as Issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and as collateral agent.

10.1	Second Amended and Restated Credit Agreement, dated as of November 6, 2020, among Academy, Ltd., as Borrower, New Academy Holding Company, LLC, as Holdings, Associated Investors L.L.C. and Academy Managing Co., L.L.C., as Texas Intermediate Holdcos, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as the administrative agent and collateral agent and the several other parties named therein.

10.2	Amendment No. 2, dated as of November 6, 2020, in respect of the First Amended and Restated ABL Credit Agreement, dated as of July 2, 2015, among Academy, Ltd., as Borrower, New Academy Holding Company, LLC, as Holdings, Associated Investors, L.L.C. and Academy Managing Co., L.L.C., as Texas Intermediate Holdcos, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the letter of credit issuer, administrative agent and collateral agent.

99.1	Academy Sports and Outdoors, Inc. Press Release, dated October 26, 2020.

99.2	Academy Sports and Outdoors, Inc. Press Release, dated October 28, 2020.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Academy Sports and Outdoors, Inc.

Date: November 6, 2020

By:	/s/ Rene G. Casares
Name:	Rene G. Casares
Title:	Senior Vice President, General Counsel and Secretary